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               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                          OF SERIES B-2 PREFERRED STOCK

                                       OF

                         WARP TECHNOLOGY HOLDINGS, INC.

      WARP TECHNOLOGY HOLDINGS, INC. (the "Company"), a corporation organized and existing under and by virtue of the Revised Statutes of the State of Nevada (the "NRS"), in accordance with Section 78.1955 of the NRS, DOES HEREBY CERTIFY that:

      The Articles of Incorporation of the Company provides that the Company is authorized to issue 50,000,000 shares of preferred stock with a par value of $.00001. The Articles of Incorporation provides, further, that the Board of Directors is authorized, to the extent permitted by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the NRS, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights and the qualifications, limitations or restrictions thereof. Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Board of Directors, by Unanimous Written Consent dated July 15, 2004, adopted a resolution providing for the designation, rights, powers and preferences and the qualifications, limitations and restrictions of 4,000 shares of Series B-2 Preferred Stock, and that a copy of such resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company, the provisions of its Articles of Incorporation, as amended, and in accordance with the NRS the Board of Directors hereby authorizes the filing of a Certificate of Designations, Preferences and Rights of Series B-2 Preferred Stock of WARP Technology Holdings, Inc. Accordingly, the Company's Series B-2 Preferred Stock with par value of $.00001 per share, shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

   1. DESIGNATION AND NUMBER OF SHARES. Shares of the series shall be designated and known as the "Series B-2 Preferred Stock" of the Company. The Series B-2 Preferred Stock shall consist of 4,000 shares. Shares of the Series B-2 Preferred Stock which are redeemed, retired, converted into shares of Common Stock, purchased or otherwise acquired by the Company shall be cancelled and shall revert to the status of authorized but unissued preferred stock, undesignated as to series and subject to reissuance by the Company as shares of preferred stock of any one or more series. As used herein, the term "Preferred Stock" used without specific reference to the Series A 8% Cumulative Convertible Preferred Stock ("Series A Stock"), the Series B 10% Cumulative Convertible Preferred Stock ("Series B Stock") or the Series B-2 Stock, means the shares of Preferred Stock, without distinction as to series, except as otherwise expressly provided for herein, or as the context otherwise requires. As used herein, the term "Preferred Shares" means the shares of Series B-2 Preferred Stock excepts as the context otherwise requires. Series A Stock shall rank junior to the Series B-2 Preferred Stock with respect to dividends, liquidation preferences, and all other rights, preferences and privileges, as set forth herein. The Series B Stock shall rank on par with or junior to the Series B-2 Stock as set forth herein.

   2. DIVIDENDS.

      2.1   COMPUTATION OF CUMULATIVE DIVIDENDS. The holders of the

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outstanding shares of Series B-2 Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends at the annual rate of ten percent (10%), compounded annually, of the Series B-2 Face Amount (as defined below), calculated on a 360-day per year basis, based on the actual number of days elapsed. Accordingly, for purposes of calculating dividends for the Series B-2 Preferred Stock, on each anniversary of the issuance date for such share of Series B-2 Preferred Stock, the accrued and unpaid dividends for the prior one year shall be deemed added to the Series B-2 Face Amount, for purposes of calculating the amount of dividends on the Series B-2 Preferred Stock thereafter. Dividends on the Preferred Shares shall accrue from day to day on each Preferred Share from the date of original issuance of such Preferred Share, whether or not earned or declared, and shall accrue until paid. All numbers relating to calculation of cumulative dividends shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Company's capital structure.

      2.2 PAYMENT. Dividends on each share of Series B-2 Preferred Stock shall be paid at the time of conversion of such Preferred Share into shares of Common Stock. Each dividend on the outstanding shares of the Series B-2 Preferred Stock shall be paid either in cash, or in additional shares of Common Stock, at the election of the Company. If the Company elects to pay dividends in additional shares of Common Stock, dividends shall be paid in full shares only, with an additional share to be paid for any fractional shares. Upon conversion of any shares of the Series B-2 Preferred Stock, the dividends provided for under this
Section 2, shall cease to accrue, provided, however, that any dividends declared on the Common Stock shall accrue on any such Conversion Shares, including shares of Common Stock received in payments of the dividends provided for under this
Section 2.

      2.3 PREFERENCE. The dividends provided for under this Section 2 are pari passu with any declarations or payment of any dividends or distribution to the Series B Stock, pari passu with any declaration or payment of any dividend or distribution to any other series of preferred stock of the Company, and prior and in preference to any declaration or payment of any dividend or distribution to the Common Stock of the Company.

   3. LIQUIDATION, DISSOLUTION OR WINDING UP.

      3.1   TREATMENT AT LIQUIDATION, DISSOLUTION OR WINDING UP.

          (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency (any such liquidation or other event referred to herein as a "Liquidation"), before any distribution or payment is made to any holders of Common Stock, or any other class or series of capital stock of the Company designated to be junior to the Preferred Shares in liquidation preference, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to, or on a parity with, the Preferred Shares with respect to liquidation preference, the holders of each Preferred Share shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus or earnings ("Available Assets"), an amount equal to $1,000 per share of Series B-2 Preferred Stock (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the

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Series B-2 Preferred Stock) (the "Series B-2 Face Amount") plus all accrued but unpaid dividends on each such share of Series B-2 Preferred Stock. If, upon Liquidation, the Available Assets shall be insufficient to pay the holders of the Series B-2 Preferred Stock and of any other series of Preferred Stock on parity with the Series B-2 Preferred Stock with respect to liquidation preference the full amounts to which they otherwise would be entitled, the holders of the Series B-2 Preferred Stock and such other series of Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference dollar amounts which would otherwise be payable upon liquidation with respect to the outstanding Series B-2 Preferred Stock and such other series of Preferred Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

          (b) After the payment of the Series B-2 Preferred Stock liquidation preference, and any liquidation preference of any other series of Preferred Stock senior to or on parity with the Series B-2 Preferred Stock, the remaining Available Assets, if any, shall be distributed to the holders of the Series B Preferred Stock in accordance with their relative liquidation preferences as set forth in the respective Certificates of Designations.

          (c) After payment of all liquidation preferences to all holders of Preferred Stock, the entire remaining Available Assets, if any, shall be distributed among the holders of Common Stock, the Preferred Shares, and any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution, in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of such shares of Preferred Stock held by them.

      3.2   TREATMENT OF REORGANIZATION, CONSOLIDATION, MERGER, OR SALE OF
ASSETS.

          (a) Any merger, consolidation or other corporate reorganization or combination to which the Company is a non-surviving party, any transaction or series of related transactions in which any person (or group of affiliated or related persons) shall have acquired beneficial ownership of more than 50% of the voting stock of the Company and any sale of all or substantially all of the assets of the Company (any of the foregoing referred to herein as a "Merger"), shall be regarded as a Liquidation for purposes of this Section 3 with the result that the liquidation preference set forth above shall be paid to the holders of the outstanding Series B-2 Stock and, without limiting said payment, the outstanding shares of Series B-2 Stock then shall be converted into Common Stock pursuant to Section 5 and, pursuant to Section 3.1(c) receive such shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series B-2 Preferred Stock would have been entitled upon such Merger; provided, however, that in the case of any such transaction to which the provisions of
Section 5.7 also apply, the holders of a majority of the outstanding shares of Series B-2 Preferred Stock (voting as a separate class) shall have the right to elect the benefits of the provisions of Section 5.7 hereof for all, but not less than all, of the shares of Series B-2 Preferred Stock in lieu of receiving payment in Liquidation pursuant to this Section 3.

          (b) The provisions of this Section 3.2 shall not apply to (i) any reorganization, merger or consolidation involving only a change in the state of incorporation of the Company, (ii) a merger of the Company with or

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into a wholly-owned subsidiary of the Company that is incorporated in the United
States of America, (iii) a merger, reorganization, consolidation or other combination, of which the Company is substantively the surviving corporation and operates as a going concern, with another corporation incorporated in the United States of America and which does not involve a recapitalization, reorganization, reclassification or other similar change in the capital structure of the Company, or (iv) a merger, reorganization, consolidation or other transaction that constitutes an equity financing.

      3.3 DISTRIBUTIONS OTHER THAN CASH. Whenever the distribution provided for in this Section 3 shall be payable in whole or in part in property other than cash, the value of any property distributed shall be the fair market value of such property as reasonably determined in good faith by the Board of Directors of the Company. All distributions of property other than cash made hereunder shall be made, to the maximum extent possible, pro rata with respect to each series and class of Preferred Stock and Common Stock in accordance with the liquidation amounts payable with respect to each such series and class as set forth in Sections 3.1 and 3.2.

   4. VOTING POWER.

      4.1 GENERAL. Except as otherwise expressly provided in that certain Series B-2 Stockholders Agreement, dated as of August 4, 2004, between and among the Company, the holders of the Series B-2 Preferred Stock and the such other stockholders named therein (as the same may be amended from time to time, the "Stockholders Agreement") Sections 3.2, 4.2, 5, 6, 9, 10 hereof, or as otherwise provided in this Certificate of Designations, or in any Certificate of Designation heretofore or hereafter filed with respect to any other series of Preferred Stock, or as otherwise required by law, (i) each holder of Preferred Shares shall be entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's Preferred Shares could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited and (ii) the holders of Series B-2 and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company.

      4.2 DIRECTOR ELECTION RIGHTS. Subject to Section 4.2(f) and 4.2(g) below, the holders of the outstanding shares of Series B-2 Preferred Stock, voting as a separate class, shall have the right to elect directors of the Company as follows:

          (a) For so long as the New Investors (as such term is defined in the Stockholders Agreement), beneficially own, in the aggregate, at least 375 of the total of the shares (the "New Investor Shares") of Series B-2 Preferred Stock purchased by the New Investors under the Stock Purchase Agreement or the number of shares of Common Stock received upon conversion of such 375 shares of Series B-2 Preferred Stock (excluding any shares of Series B-2 Stock received on exercise of the Warrants and subject to adjustment in the event of any stock split, stock dividend or the like), then the New Investors, voting as a separate class and series, shall have the right to elect two (2) directors of the Company, to remove any individuals elected as such directors, and to fill any vacancies in such directorships, all as further set forth in the Stockholders Agreement;

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          (b)   For so long as the Participating Investors (as such term is defined in the Stockholders Agreement), beneficially own, in the aggregate, at least 375 of the total of the shares (the "Participating Investor Shares") of Series B-2 Preferred Stock purchased by the Participating Investors under the Stock Purchase Agreement or the number of shares of Common Stock received upon conversion of such 375 shares of Series B-2 Preferred Stock (excluding any shares of Series B-2 Stock received on exercise of the Warrants and subject to adjustment in the event of any stock split, stock dividend or the like), then the Participating Investors, voting as a separate class and series, shall have the right to elect two (2) directors of the Company, to remove any individuals elected as such directors, and to fill any vacancies in such directorships, all as further set forth in the Stockholders Agreement;

          (c) In the event that either (i) the New Investors no longer beneficially own, in the aggregate, at least the minimum number of the New Investor Shares as set forth in Section 4.2(a) above, or (ii) the Participating Investors no longer beneficially own, in the aggregate, at least the minimum number of the Participating Investor Shares as set forth in Section 4.2(b) above, then the holders of the Series B-2 Preferred Stock, voting as a separate class, shall have the right to elect the two (2) directors of the Company which would have otherwise been elected pursuant to a vote of the New Investors under
Section 4.2(a) or pursuant to a vote of the Participating Investors under
Section 4.2(b), as applicable, then a second Independent Director (as defined below) shall be elected pursuant to Section 4.2(e), and the holders of the Series B-2 Preferred Stock, voting as a separate class, shall have the right to elect one (1) director of the Company (the "Series B-2 Designee") as set forth in the Stockholders Agreement; provided, however, that in place of the Series B-2 Designee, a third Independent Director shall be elected under the circumstances set forth in the Stockholders Agreement

          (d) In the event that neither (i) the New Investors beneficially own, in the aggregate, at least the minimum number of the New Investor Shares as set forth in Section 4.2(a) above, nor (ii) the Participating Investors beneficially own, in the aggregate, at least the minimum number of the Participating Investor Shares as set forth in Section 4.2(b) above, then the holders of the Series B-2 Preferred Stock, voting as a separate class, shall no longer have any special director election rights under this Section 4.2;

          (e) During the period set forth in Section 4.2(d), the Board of Directors (or a nominating committee thereof delegated such responsibility) shall nominate a candidate for election to fill the one (1) directorship not elected pursuant to Sections 4.2(a) and 4.2(b), and, in the event that Section 4.2(c) is applicable, the Board of Directors shall nominate candidates to fill the second, and, if applicable, third, directorship(s) made available by such Section. In all such cases, such candidates are to be designated by unanimous agreement of the other directors and elected by all of the Company's stockholders entitled to vote for the election of directors (as so elected, each an "Independent Director" and, together, the "Independent Directors").

          (f) During the period that the special director election rights of this Section 4.2 are in effect, the number of directors constituting the entire Board of Directors of the Company shall be fixed at five (5); provided, however, that the Board of Directors may be increased by resolution

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of the Board of Directors to a number greater than five (5) to the extent as may be required to provide for such number of independent directors as required by applicable Securities and Exchange Commission rules and regulations or the rules and regulations of any stock market or exchange on which the Company's Common Stock is traded.

          (g) The provisions of this Section 4.2 are as more fully set forth in, and are subject to the voting provisions and other terms of, the Stockholders Agreement.

   5. CONVERSION RIGHTS. The holders of the Preferred Shares shall have the following rights and be subject to the following obligations with respect to the conversion of such shares into shares of Common Stock. The number of shares of Common Stock which a holder of Series A Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying (i) the number of shares of Series B-2 Preferred Stock being converted at any time, by
(ii) the Applicable Conversion Ratio. The "Applicable Conversion Ratio" is the quotient obtained by dividing the sum of the Series B-2 Face Amount plus any accrued but unpaid dividends by the Applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The "Applicable Conversion Price" in effect from time to time, except as adjusted in accordance with this Section 5, shall initially be $0.05in the case of the Series B-2 Preferred Stock. The Applicable Conversion Price shall be adjusted in accordance with this Section 5. The shares of Common Stock received upon conversion shall be fully paid and non-assessable.

      5.1 VOLUNTARY CONVERSION. Subject to and in compliance with the provisions of this Section 5, any Preferred Shares may, at the option of the holder thereof, be converted at any time and from time to time into shares of Common Stock.

      5.2   AUTOMATIC CONVERSION.

          (a) EVENTS CAUSING CONVERSION. If, upon the expiration of five (5) years from the date of issuance, there remain any shares of Series B-2 Stock which have not been converted, such shares shall automatically convert into shares of Common Stock.

          (b) SURRENDER OF CERTIFICATES UPON MANDATORY CONVERSION. Upon the occurrence of the conversion event specified in the preceding paragraph, the holders of the Preferred Shares shall, upon notice from the Company, surrender the certificates representing such shares at the office of the Company or its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the Preferred Shares so surrendered were convertible on the date on which the conversion occurred. The Company shall not be obligated to issue such certificates unless certificates evidencing such Preferred Shares being converted are either delivered to the Company or any such transfer agent, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

      5.3   ANTI-DILUTION ADJUSTMENTS.

          (a) UPON DILUTIVE ISSUANCES. If the Company shall, while there are any shares of Series B-2 Preferred Stock outstanding, issue or sell shares of its Common Stock or "Common Stock Equivalents" (as defined below)

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without consideration or at a price per share or "Net Consideration Per Share"
(as defined below) less than the Applicable Conversion Price for the Series B-2 Preferred Stock in effect immediately prior to such issuance or sale, with respect to the Series B-2 Preferred Stock, then in each such case the Applicable Conversion Price for the Series B-2 Preferred Stock then in effect at such time, except as hereinafter provided, shall be lowered so as to be equal to the Net Consideration Per Share

The provisions of this Section 5.3(a) may be waived as to all shares of Series B-2 Preferred Stock in any instance (without the necessity of convening any meeting of stockholders of the Company) upon the written agreement of the holders of a majority of the outstanding shares of Series B-2 Preferred Stock (voting as a separate class), excluding the vote of, and shares of Series B-2 Stock held by, any holder of Series B Stock if the Series B holders have not waived the applicability of any anti-dilution provisions of the Series B Stock with respect to the same issuance.

          (b)   COMMON STOCK EQUIVALENTS.

          (i) GENERAL. For the purposes of this Section 5.3, the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities (including, without limitation, securities evidencing indebtedness) convertible into or exchangeable for shares of Common Stock and the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, "Common Stock Equivalents"), shall be deemed an issuance of Common Stock. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Price shall be made under this Section 5.3 upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents.

          (ii)  ADJUSTMENTS FOR ADJUSTMENT, CANCELLATION OR EXPIRATION OF
              COMMON STOCK EQUIVALENTS. Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased from time to time other than as a result of the application of anti-dilution provisions substantially similar to the provisions of this Section 5.3, then, upon the effectiveness of each such change, the Applicable Conversion Price will be that which would have been obtained (1) had the adjustments made pursuant to Section 5.3(b)(i) upon the issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such securities, and (2) had the adjustments made to the Applicable Conversion Price since the date of issuance of such Common Stock Equivalents been made to such Applicable Conversion Price as adjusted pursuant to clause (1) above. Any adjustment of the Applicable Conversion Price which relates to any Common Stock Equivalent shall be disregarded if, as, and when such Common Stock Equivalent expires or is canceled without being exercised, or is repurchased by the Company at a price per share at or less than the original purchase price, so that the Applicable Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Applicable

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              Conversion Price that would have been in effect (1) had the expired or canceled Common Stock Equivalent not been issued, and
              (2) had the adjustments made to the Applicable Conversion Price since the date of issuance of such Common Stock Equivalents been made to the Applicable Conversion Price which would have been in effect had the expired or canceled Common Stock Equivalent not been issued.

          (c) NET CONSIDERATION PER SHARE. For purposes of this Section 5.3, the "Net Consideration Per Share" which shall be receivable by the Company for any Common Stock issued upon the exercise or conversion of any Common Stock Equivalents shall be determined as follows:

          (i) The "Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Company upon exercise, or conversion or exchange thereof, divided by the maximum aggregate number of shares of Common Stock (without regard to any provision contained therein providing for a subsequent adjustment to such number) that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

          (ii) The "Net Consideration Per Share" which shall be receivable by the Company shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

          (d) STOCK DIVIDENDS FOR HOLDERS OF CAPITAL STOCK OTHER THAN COMMON STOCK. In the event that the Company shall make or issue (otherwise than to holders of Common Stock), or shall fix a record date for the determination of holders of any capital stock of the Company other than holders of Common Stock entitled to receive, a dividend or other distribution payable in Common Stock or securities of the Company convertible into or otherwise exchangeable for shares of Common Stock of the Company, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued for their fair market value as is reasonably determined in good faith by the Board of Directors of the Company (including, as long as Section 4.2 is in effect, at least one director elected either by the New Investors or the Participating Investors), except for dividends payable to the holders of Preferred Shares.

          (e)   CONSIDERATION OTHER THAN CASH. For purposes of this Section
5.3, if a part or all of the consideration received by the Company in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 5.3 consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Company (including, as long as Section 4.2 is in effect, at least one director elected either by the New Investors or the Participating Investors).

          (f) EXCEPTIONS TO ANTI-DILUTION ADJUSTMENTS. This Section 5.3 shall not apply (A) under any of the circumstances which would constitute an Extraordinary Common Stock Event (as described below) (such circumstances being accounted for pursuant to Section 5.4 hereof), (B) to the issuance of

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Common Stock upon the conversion of the Series B-2 Stock or the Series B Stock, the issuance of Series B-2 Preferred Stock upon exercise of the warrants to acquire Series B-2 Preferred Stock issued under the Stock Purchase Agreement (the "Warrants"), and any shares of Common Stock upon exercise of the Warrants,
(C) to the issuance of Preferred Stock or Common Stock in connection with the exercise of registration rights (including, without limitation, upon the exercise of warrants) of the Series B Preferred Stock, or the registration rights of the Series B-2 Stock hereunder or under the Stockholders Agreement, or
(D) upon exercise of the warrants or options to purchase shares of Common Stock, or other securities convertible into shares of Common Stock, outstanding prior to, or issued on, the original issue date of the Series B-2 Stock sold under that certain Series B-2 Preferred Stock Purchase Agreement (the "Stock Purchase Agreement"), entered into as of August 4, 2004 between and among the Company and the holders of the Series B-2 Stock named therein. Further, this Section 5.3 shall not apply with respect to the issuance or sale of shares of Common Stock, or the grant or options exercisable therefor, issued or issuable after the original issue date of the Series B-2 Preferred Stock (sold under the Stock Purchase Agreement) to

            (i)   directors, officers, employees and consultants of the Company or any subsidiary pursuant to any qualified or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock restriction agreement, employee stock ownership plan, consultant equity compensation plan or arrangement approved by the Board of Directors or an authorized committee thereof, including any repurchase or stock restriction agreement, or such other options, issuances, arrangements, agreements or plans intended principally as a means of providing compensation for employment or services and approved by the Board of Directors;

            (ii)  Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions;

            (iii) Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Company; and

            (iv)  Capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of
              (A) joint venture, technology licensing or development activities,
              (B) distribution, supply or manufacture of the Company's products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors.

          (g)   NO FRACTIONAL ADJUSTMENTS. No adjustment of the Conversion
Ratio shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment

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being carried forward.

          (h) NO INCREASED CONVERSION PRICE. Notwithstanding any other provisions of this Section 5.3, except to the limited extent provided for in Sections 5.3 (b) (ii), no adjustment of the Conversion Price pursuant to this
Section 5.3 shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

      5.4 ADJUSTMENT UPON EXTRAORDINARY COMMON STOCK EVENT. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Price for each series of Preferred Shares shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying such Applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Price for such series of Preferred Shares which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

      An "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

      5.5 ADJUSTMENT UPON CERTAIN DIVIDENDS. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution (other than a distribution in Liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Company other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Preferred Shares shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Company which they would have received had their Preferred Shares been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or such other assets receivable by them, giving application to all other adjustments called for during such period under this Section 5.

      5.6 ADJUSTMENT UPON CAPITAL REORGANIZATION OR RECLASSIFICATION. If the Common Stock shall be changed into the same or different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than an Extraordinary Common Stock Event provided for in Section 5.4, a dividend or other distribution provided for in Section 5.5, or a merger or other transaction provided for in
Section 5.7), then and in each such event the holders of Preferred Shares shall have the right thereafter to convert such Preferred Shares into, in lieu of the number of shares of Common Stock which the holder would otherwise have been entitled to receive, the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by

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the holders of the number of shares of Common Stock into which such Preferred
Shares could have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

      5.7   ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC.

          (a) In case of any consolidation or merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company to another corporation (other than a consolidation, merger or sale which is treated as a Liquidation pursuant to Section 3.2): if the surviving entity shall consent in writing to the following provisions, then each share of Series B-2 Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series B-2 Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Series B-2 Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Value) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B-2 Preferred Stock;

          (b) The provision for such conversion rights shall be a condition precedent to the consummation by the Company of any such transaction unless the election described below is made.

          (c) In the case of a transaction to which both this Section 5.7 and Section 3.2 apply, the holders of a majority of the outstanding shares of Series B-2 Preferred Stock (voting as a separate class) shall have the option of electing treatment for the Series B-2 Preferred Stock under either this Section 5.7, or under Section 3.2, notice of which election shall be submitted in writing to the Company at its principal office no later than five (5) business days before the effective date of such event. If no such election shall be made, the provisions of Section 3.2, and not this Section 5.7, shall apply.

      5.8 CERTIFICATE AS TO ADJUSTMENTS; NOTICE BY COMPANY. In each case of an adjustment or readjustment of the Applicable Conversion Price, the Company at its expense will furnish each holder of Preferred Shares so affected with a certificate prepared by the Treasurer or Chief Financial Officer of the Company, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

      5.9 EXERCISE OF CONVERSION PRIVILEGE. To exercise its conversion privilege, a holder of Preferred Shares shall surrender the certificate or certificates representing the shares being converted to the Company at its principal office, and shall give written notice to the Company at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for Preferred Shares surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the

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

Company, together with the certificate or certificates representing the Preferred Shares being converted, shall be the "Conversion Date". As promptly as practicable after the Conversion Date, the Company shall issue and deliver to the holder of the Preferred Shares being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such Preferred Shares in accordance with the provisions of this Section 5. No fractional shares of Common Stock shall be issued upon conversion, and no cash shall be paid in lieu thereof; the conversion rights with respect to fractional shares being forfeited on the Conversion Date. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted Preferred Shares shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Preferred Shares.

      5.10 PARTIAL CONVERSION. In the event some but not all of the Preferred Shares represented by a certificate(s) surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of such series of Preferred Stock which were not converted.

      5.11 RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares (including any Preferred Shares represented by any dividends, warrants, options, subscription or purchase rights for Preferred Shares), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Preferred Shares (including any Preferred Shares represented by any dividends, warrants, options, subscriptions or purchase rights for Preferred Shares) the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

   6. REGISTRATION RIGHTS FOR CONVERSION SHARES.

The Company undertakes to register the shares of Common Stock to be received upon conversion of the shares of Series B-2 Stock ("Conversion Shares") upon the exercise of the registration rights set forth in the Stockholders Agreement.

   7. NO DILUTION OR IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation, this Certificate of Designations, by resolution or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series B-2 Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms; provided, however, that no transactions or series of related transactions entered into by the Company with one or more third parties, shall be considered to be a violation of the immediately preceding sentence if such

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

transactions have been duly authorized by the Company's Board of Directors, and, to the extent required under the NRS, the Certificate of Incorporation, or any Certificates of Designations, the holders of the Company's capital stock, voting according to class and series as so required. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the conversion of the Series B-2 Preferred Stock above the amount payable therefor on such conversion, and (b) will take such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series B-2 Preferred Stock from time to time outstanding.

   8. SINKING FUND. There shall be no sinking fund for the payment of dividends or liquidation preferences on the Series B-2 Preferred Stock or any other series of Preferred Stock or the redemptions of any shares of Series B-2 Preferred Stock or any other series of Preferred Stock.

   9. AMENDMENT. This Certificate of Designations constitutes an agreement between the Company and the holders of the Preferred Shares. For as long as any shares of Series B-2 Preferred Stock are outstanding, the terms hereof may be amended, modified, repealed or waived only by vote of the Board of Directors of the Company and a vote of the holders of a majority of the outstanding shares of Series B-2 Preferred Stock, voting together as a class and series; provided, that, in addition to such vote, any amendment, modification or waiver of rights set forth in Section 4.2 shall require the approval of the New Investors and/or the Participating Investors as set forth in the Stockholders Agreement.

IN WITNESS WHEREOF, WARP Technology Holdings, Inc. has caused this Certificate to be signed by Gus Bottazi, its CEO and President, this 3rd day of August, 2004.

/s/ Gus Bottazzi

------------------------
Gus Bottazzi
CEO and President

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